Exhibit 10.64

EXECUTION COPY

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (this “Agreement”) is made and entered into by and between Central European Distribution Corporation , a Delaware corporation. (the “Company”), and William V. Carey (the “Executive”), dated as of July 9, 2012.

WHEREAS, the Executive is currently employed as President and Chief Executive Officer of the Company pursuant to the Second Amended and Restated Employment Agreement dated as of October 13, 2011 (as amended, the “Employment Agreement”) and is currently serving as a member of the Company’s Board of Directors (the “Board”); and

WHEREAS, the Executive and the Company have mutually determined that it is appropriate for the Company to transition to a new President and Chief Executive Officer; and

WHEREAS, the parties wish to set forth their mutual understanding as to their respective rights and obligations in connection with the transition;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.	Separation Date. For purposes of this Agreement, the “Separation Date” shall be the effective date hereof.

2.	Resignation. The Executive hereby irrevocably resigns (a) his position as President and Chief Executive Officer of the Company, effective as of the date hereof and (b) as a member of the Board, effective as of the date hereof, and, in each case, the Company hereby accepts such resignations. As soon as practicable (but in no event later than (30) days) following the date hereof, the Executive shall resign from all positions he currently holds with any subsidiary of the Company, including as a member of the Management Board, the Supervisory Board or any similar board of any such subsidiary; provided that, the Executive shall not be deemed in breach of this obligation to resign solely to the extent such failure or inability to resign results from action or inaction by the Company and the Executive shall resign as soon as practicable (but in no event later than (30) days) following the completion of any actions by the Company that are necessary to effect or enable such resignation. The Executive agrees to cooperate with the Company and to execute such documents and take reasonable actions as may be necessary or desirable to effectuate the foregoing.

3.	Consulting Period. The period from the Separation Date through December 31, 2012 shall be referred to as the “Consulting Period” during which the Executive shall serve the Company as an independent consultant in accordance with the terms set forth below.

(a) During the Consulting Period:

(i)	the Executive shall consult with and report to the Interim Chief Executive Officer of the Company (the “Interim CEO”), or his designee, as needed, and shall have such duties and responsibilities as may be reasonably assigned to him from time to time by the Interim CEO or his designee;

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(ii)	except as may be expressly granted to the Executive, in writing, the Executive shall have no authority to obligate the Company in any manner, shall not enter into any contract on behalf of the Company, shall not, directly or indirectly, solicit for employment, or employ, any members of senior management of the Company, or solicit or induce any such persons to leave the employ of or otherwise terminate their employment relationship with the Company, and shall not make any representation, warranty or other statement or take any action that may be construed by any third party to indicate that the Executive has any authority to obligate in any manner, or to enter into any contract on behalf of the Company;

(iii)	the Executive shall not, directly or indirectly, solicit any of the Company’s distributors, customers or suppliers with whom he was involved as part of his job responsibilities during his employment with the Company or regarding which or from whom he learned confidential information during his employment with the Company, without the prior express written consent of the Interim CEO or his designee;

(iv)	so long as Executive has performed his consulting services hereunder (as determined in good faith by the Interim CEO), the Company shall pay to the Executive a consulting fee of six hundred twenty-five thousand dollars ($625,000), payable in equal monthly installments, beginning July 31, 2012, it being understood that such amount shall be payable if the Company does not avail itself of the Executive’s consulting services;

(v)	the Executive shall be supplied with suitable off-site office space in Warsaw, Poland, at a location reasonably selected by the Executive and reasonably acceptable to the Company and shall be provided with an administrative assistant of his choosing on a basis reasonably acceptable to the Company;

(vi)	the Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities as a consultant, in accordance with the reimbursement policies of the Company that were in effect and applicable to the Executive during his period of employment by the Company; and

(vii)	the Executive shall retain the use of his current Company email address (provided however, that any information contained in any outgoing email identifying the Executive’s position with the Company shall identify him as “Special Consultant”), the Company’s electronic equipment currently in his position, including a laptop, iPad and mobile telephone (utilizing the current telephone number).

(b) The Executive shall be solely responsible for the taxes due to any applicable taxing authority in respect of the payments and benefits provided by the Company to the Executive under this Section 3. The Executive hereby agrees to indemnify and hold harmless the

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Company for and taxes, interest, of penalty that may be assessed against the Company in respect of the payments and benefits provided by the Company to the Executive under this Section 3 that are subsequently determined to have been subject to deduction and remittance to any taxing authority.

4.	Severance Benefits.

(a) In connection with the Executive’s “separation from service” as of the date hereof, but subject to the provisions of paragraph (b) below and to the conditions set forth in Section 9(h) of the Employment Agreement and, in the case of any payment or benefit which is payable subsequent to thirty (30) days following the date hereof, so long as the Executive shall have resigned from the positions described in Section 2 hereof, (1) the Company shall pay or provide to the Executive, in a lump sum, the sum of two million three hundred twenty-seven thousand seven hundred ninety-three dollars ($2,327,793), payable ten (10) days after this Agreement and the General Release and Waiver Agreement attached hereto as Appendix A are executed and delivered by the Executive to the Company, provided however, that such agreements and release are executed and delivered to the Company within 21 days following the Executive’s separation from service, (2) the Company shall pay the Executive a non-prorated bonus pursuant to the terms of the 2012 executive bonus plan based on actual performance, provided, however that such bonus shall not be less than eight hundred fifty-five thousand two hundred dollars ($855,200), such bonus to be paid at such time as bonuses are paid to the other participants of such plan or March 5, 2013, whichever is earlier, (3) the Company shall take all actions necessary so that all unvested equity awards held by the Executive as of the date hereof shall become fully vested and, in the case of stock options, fully exercisable, and, in the case of such stock options, shall remain exercisable until the expiration of their original full term, (4) the Company shall pay the Executive the sum of three hundred fifty-two thousand dollars ($352,000), in light of the Company not having granted additional equity awards to Executive in January 2012, such amount to be payable ten (10) days after this Agreement and the General Release and Waiver Agreement attached hereto as Appendix A are executed and delivered by the Executive to the Company, provided however, that such agreement and release are executed and delivered to the Company within 21 days following the Executive’s separation from service, (5) subject to the following sentence, the Executive shall continue to receive the benefits provided under Section 5(d) of the Employment Agreement for a period of eighteen (18) months from the date hereof and (6) the Executive shall have continued use of his Company car until the end of the current lease term. If not later than six months following the date hereof, the conditions for payment under Section 9(g) of the Employment Agreement have been satisfied, then (A) the Company shall pay the Executive (on the sixtieth (60th) day following the end of the Consulting Period, but subject to execution by the Executive of an additional General Release and Waiver Agreement, substantially similar to the form of General Release and Waiver Agreement attached hereto as Appendix A, provided such Release shall have become irrevocable by such sixtieth (60th) day) an additional cash severance payment equal to seven hundred seventy-five thousand nine hundred thirty-one dollars ($775,931), (B) the Company shall provide to the Executive the continued benefits described in Section 9(g)(i)(C) of the Employment Agreement and (C) benefits provided under Section 5(d) of the Employment Agreement shall cease as of the end of the Consulting Period.

(b) The Executive acknowledges that the Company hereby reserves its rights and remedies against the Executive solely based on the results of the current investigation being

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conducted by the Audit Committee of the Board relating to the restated financial statements of the Company. Such rights and remedies shall be limited to: (1) the right to seek repayment of any or all amounts paid, or the value of other compensation or benefits provided to the Executive pursuant to paragraph (a) above, to a trust, if the Audit Committee and the full Board make a formal finding that the Executive engaged in any intentional wrongdoing; and (2) the right to the funds paid to the trust in subparagraph (1) above if a court of competent jurisdiction in the United States makes a final judicial determination that the Executive engaged in fraud or intentional wrongdoing. In the event the Company exercises its right to seek repayment pursuant to subparagraph (1) above, the obligation of the Executive to place any repayment amount in a trust shall be subject to the Executive and the Company, acting reasonably and in good faith, agreeing to all relevant terms governing the formation of such a trust and the obligation of the trust to release any repayment amount to the Executive or the Company as the case may be.

5.	Final Salary and Paid Time Off. On the first regular Company payday immediately following the Separation Date, the Executive shall receive payment with respect to any earned but unpaid base salary through the Separation Date and accrued paid time off rights, including but not limited to, pay for the vacation the Executive had earned and not used as of the Separation Date. Such paid time off rights are equivalent to twenty-four (24) days base salary, in the gross amount of $69,230.

6.	Confidentiality. The Executive affirms that the provisions of Section 7 of the Employment Agreement shall remain in full force and effect and continue to apply in accordance with their terms, provided however, that the Executive’s obligations upon termination of employment set forth in Section 7(c) of the Employment Agreement shall be suspended until the expiration of the Consulting Period defined in Section 3, above. The Executive represents that he has not taken any action or failed to take any action in breach of the provisions of Section 7 of the Employment Agreement on or before the date upon which he signs this Agreement.

7.	Indemnification and Advancement. At all times prior to, during and after the Transition Agreement, the Executive shall continue to receive the rights of advancement and indemnification from the Company to the fullest extent permitted under the Company’s Amended and Restated Bylaws (effective September 28, 2011) and under Delaware Law, including indemnification for “fees on fees” litigation.

8.	Public Announcement. The Company shall issue a press release relating to the Executive’s separation from the Company in the form attached hereto as Appendix B. The Company shall not issue any other press release, make any other public announcement, internal Company announcement or filing with any governmental authority relating to the Executive’s separation from the Company that is inconsistent with the press release attached hereto as Appendix B.

9.	Irrevokables. The Executive hereby confirms the Irrevokables, as amended (substantially in the form attached hereto as Appendix C) and agrees to vote all Company shares owned by him in favor of the share issuances contemplated by the Amended Securities Purchase Agreement dated as of July 9, 2012, between the Company and Roust Trading, Ltd (the “RS Transaction”) at the Company’s 2012 Annual Meeting of Shareholders or at any special meeting of Company shareholders at which the RS Transaction is submitted for approval by Company shareholders.

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10.	Withholding. All payments made by the Company to the Executive under Sections 4 and 5 of this Agreement shall be subject to applicable tax withholding.

11.	Consultation with Attorney; Voluntary Agreement. The Executive understands and agrees that the Executive has the right and has been given the opportunity to review this Agreement and, specifically, the General Release and Waiver attached as Appendix A to this Agreement, with an attorney. Executive represents that he has read this Agreement, including the aforementioned Release, and understands its terms and that the Executive enters into this Agreement freely, voluntarily, and without coercion.

12.	Miscellaneous.

(a) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and the authorized designee of the Board. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(b) The Company and the Executive each hereby affirm that it is their intention that the provision of payments and benefits described or referenced herein be exempt from or in compliance with the requirements of Section 409A of the Code and that each party’s tax reporting shall be completed in a manner consistent with such view. The Executive and the Company hereby further agree that in the event that any payment or benefit made or provided to the Executive in connection with his service to the Company would result in the imposition of an excise tax pursuant to Section 4999 of the Code, the provisions of Section 21 of the Employment Agreement shall apply.

(c) Subject to his other personal and profession commitments existing at the time, the Executive agrees from and after the Consulting Period, will make himself reasonably available to the Company to provide cooperation and assistance to the Company with respect to areas and matters in which he was involved during his employment, including any threatened or actual litigation concerning the Company, and make himself reasonably available to provide to the Company, if requested, information and counsel relating to ongoing matters of interest to the Company. The Company agrees to reimburse the Executive for the actual out-of-pocket expenses incurred by him as a result of complying with this provision, subject to submission to the Company of documentation substantiating such expenses as the Company may require.

(d) The Company shall pay or reimburse the Executive for all reasonable and necessary legal expenses incurred in connection with his negotiation and entry into of this Agreement, the Non-Disparagement Agreement and the General Release and Waiver Agreement, subject to a maximum payment/reimbursement of $100,000.

(e) This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

(f) In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

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(g) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to its choice of law rules. Any suit involving any dispute, controversy or claim arising under or relating to this Agreement, the Non-Disparagement Agreement, or the General Release and Waiver Agreement may only be brought in a court of competent jurisdiction within the United States of America. The Company and the Executive hereby irrevocably consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding and waive any objection to venue or inconvenient forum.

(h) This Agreement, along with the Non-Disparagement Agreement, the General Release and Waiver Agreement and the surviving provisions of the Employment Agreement as expressly provided herein, contain the entire agreement and understanding of the parties relating to the subject matter hereof and merges and supersedes any and all prior discussions, agreements, negotiations and understandings of every kind and nature between the parties pertaining to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Central European Distribution Corporation

By:	/s/ David Bailey

/s/ William V. Carey
William V. Carey

[Signature Page Transition Agreement]

Appendix A

Appendix A

EXECUTION COPY

GENERAL RELEASE AND WAIVER AGREEMENT

This General Release and Waiver Agreement (the “Agreement”) is made and entered into by and among William Carey (the “Officer”), Central European Distribution Corporation, a Delaware corporation (“CEDC”) (together, with all of its subsidiaries and affiliated entities, collectively hereinafter referred to as “Company”), and Roust Trading Ltd., a Bermuda corporation (together with its subsidiaries and affiliates, collectively hereinafter referred to as “RTL”).

I.	TERMINATION OF EMPLOYMENT

The parties acknowledge that the Officer resigned as President and Chief Executive Officer and as a member of the Board of Directors of the Company, effective as of July 9, 2012.

II.	CONSIDERATION

As mutual consideration for Officer’s as well as the Company’s and RTL’s entering into and abiding by this Agreement, and as contemplated by the Transition Agreement entered into by the Officer and CEDC dated as of July 9, 2012 (the “Transition Agreement”) and the Non-Disparagement Agreement dated as of July 9, 2012 (the “Non-Disparagement Agreement”), the Officer will take such actions contemplated by the Transition Agreement and the Company will pay and provide to the Officer the amounts and benefits set forth in the Transition Agreement, subject to its terms and conditions (all such amounts and benefits the “Transition Payments”). The parties agree that the Transition Payments are in excess of any payments or benefits to which Officer may otherwise be entitled from the Company.

III.	MUTUAL RELEASES

A. Officer, for Officer and Officer’s predecessors, successors, assigns, and heirs, hereby knowingly and voluntarily forever discharges and releases the Company and RTL and, as applicable, each of their respective predecessors and representatives, along with each of their respective present or former officers, directors, employees, employee benefit plans, stockholders, affiliates, insurers, successors and assigns from all rights, claims and demands Officer may have based on or related to Officer’s resignation as a member of the Board of Directors of the Company or his employment or termination of employment with the Company or that the Officer had, now has, or may hereafter claim to have based on any facts or events, whether known or unknown by Officer that occurred on or before the date Officer signs this Agreement or events that are contemplated by this Agreement, including, without limitation, a release of any rights or claims the Officer may have based on (i) the following United States laws: the Civil Rights Acts of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; and the Employee Retirement Income Security Act of 1974, as amended; (ii) applicable laws of the states of the United States concerning wages, employment and discharge; (iii) applicable laws of Poland and the European Union concerning wages, discrimination, employment and discharge; (iv) claims arising out of any legal restrictions of the right to terminate Officer, such as wrongful or unlawful discharge or related causes of action; (v) defamation, invasion of privacy, intentional or negligent infliction of emotional distress or any other tortious conduct; and/or (vi) violations of any contract or promise, express or implied, specifically including, but not limited to, the Employment Agreement (as defined in the Transition Agreement). No reference to the aforementioned causes of action or claims is intended to limit the scope of this Agreement. Notwithstanding the foregoing, the Officer does not hereby release any rights, claims or demands with respect to the enforcement of this Agreement, the Transition Agreement, the Non-Disparagement Agreement or the period following the effective date of this Agreement.

B. The Company and RTL hereby knowingly and voluntarily forever discharge and release Officer, Officer’s predecessors, successors, assigns, and heirs, from all rights, claims or demands the Company or RTL had, now has, or may hereafter claim to have against Officer based on Officer’s employment with Company and membership on the Board of Directors of the Company (or the termination thereof), or on any facts or events, whether known or unknown by the Company and RTL that occurred on or before the date the Company and RTL sign this Agreement; provided, however, that this release shall not include a release of the Company’s rights under Section 4(b) of the Transition Agreement; and, provided further, however, that if the requisite formal finding referred to in Section 4(b)(1) of the Transition Agreement is made by the Company’s Audit Committee and full Board of Directors of the Company and the Company determines not to seek repayment of amounts described in said Section 4(b)(1), RTL may seek such repayment, to the same extent and subject to the same terms, conditions and limitations as are set forth in Section 4(b) of the Transition Agreement. Notwithstanding the foregoing, the Company and RTL do not hereby release any rights, claims or demands with respect to the enforcement of this Agreement, any other provision of the Transition Agreement, the Non-Disparagement Agreement or the period following the effective date of this Agreement.

IV.	PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT

Officer confirms that Officer is over the age of 40 and has been given twenty-one (21) days to review and consider this Agreement before signing it.

V.	ENCOURAGEMENT TO CONSULT WITH AN ATTORNEY

Officer is encouraged to consult with an attorney before signing this Agreement.

VI.	OFFICER’S RIGHT TO REVOKE AGREEMENT

If this Agreement is signed by Officer and returned to the Company within the time specified in Section IV, Officer may revoke this Agreement within seven (7) calendar days of the date of the Officer’s signature. Revocation can be made by delivering a written notice of revocation to the Company. For this revocation to be effective, written notice must be received no later than the close of business on the seventh (7th) calendar day (or next business day thereafter) after the Officer signs this Agreement. If the Officer revokes this Agreement, it shall not be effective or enforceable and Officer will not receive the payments or benefits described in Section II hereof or the releases set

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forth in Section III (B) above. Notices for the purposes of this paragraph shall be effective if delivered personally, or by certified mail, to the following address (or such other address as the Officer shall notify Company, or Company shall notify the Officer (as the case may be), in each case in writing):

Officer: William Carey at the most recent address in the payroll records of the Company	Company: Central European Distribution Corporation Bobrowiecka 6 00-728 Warsaw, Poland Attention: David Bailey Facsimile: +48 22 456 60 01

VII.	SEVERABILITY AND JUDICIAL RESTATEMENT

Officer, Company and RTL agree that the provisions of this Agreement are severable and divisible. In the event any portion of this Agreement is determined to be illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

VIII.	MISCELLANEOUS

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws thereunder.

The captions of this Agreement are not part of the provisions hereof and shall not have any force or effect.

This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

Nothing contained in this Agreement is intended to be, or shall be construed to be, an admission of any liability by any party or an admission of the existence of any facts upon which liability could be based.

Officer acknowledges and represents that Officer has voluntarily executed this Agreement.

This Agreement shall not be assignable, except that in the event of the death of Officer while amounts or benefits are still due hereunder, any remaining payments due as described in Section II hereof shall be paid to Officer’s estate.

IX.	EFFECTIVE DATE OF AGREEMENT

The effective date of this Agreement shall be eight (8) calendar days after the date this Agreement is signed and dated by Officer. If the Agreement is not dated by Officer then, in that event, the effective date of this Agreement shall be eight (8) calendar days after receipt of the signed Agreement by Company.

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PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS PRIOR TO THE DATE OFFICER SIGNS THIS AGREEMENT INCLUDING THOSE PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, AND OTHER LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT. OFFICER ACKNOWLEDGES THAT OFFICER HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION		ROUST TRADING LTD.

By:		By:

Name:	David Bailey	Name:	Nelia Nuriakhmetova

Title:	Interim Chief Executive Officer	Title:	Director

Date:		Date:

William Carey

Date:

[Signature Page to General Release and Waiver Agreement]

Appendix B

Appendix B

CEDC and Russian Standard Sign Amended Definitive Agreements On Strategic Alliance, Investment In CEDC

•	Russian Standard Confirms its Commitment to Strategic Alliance with CEDC

•	Reconfirms Its Commitment to Purchase Up to $210M of Newly Issued CEDC Senior Notes

•	Proceeds To Extinguish CEDC 2013 Notes

•	CEDC Announces Management Changes, Board Addition

Mt. Laurel, New Jersey – July 9, 2012 — Central European Distribution Corporation (NASDAQ: CEDC) announced today that it has signed amended definitive agreements on its previously announced strategic alliance with Russian Standard Corporation (through Roust Trading Ltd., its “Roust Trading” unit).

The alliance is expected to significantly strengthen CEDC’s balance sheet and create a powerful portfolio of brands with enhanced production, distribution and sales channels throughout Central and Eastern Europe.

The agreements also provide for:

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A reaffirmation by Roust Trading to purchase up to $210 million principal amount of newly issued unsecured CEDC senior notes, due July 31, 2016, at a blended interest rate of 6.0%. This investment is expected to provide CEDC with the financial resources to repay or repurchase all of its outstanding 3.0% Senior Convertible Notes due 2013;

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An agreement by Roust Trading to, subject to fulfillment of certain conditions, waive any potential contractual rights under the existing agreements between CEDC and Roust Trading arising from CEDC’s announcement on June 4, 2012 of a restatement of its financial statements and the issuance in exchange for that waiver of up to an additional 10 million shares of CEDC’s common stock in three tranches issuable at Roust Trading’s request; and

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The authorization for Roust Trading by CEDC to purchase additional CEDC common stock on the open market that, when added to the shares currently owned by Roust Trading and issuable to it pursuant to the transaction, would not exceed 33% of the outstanding share capital of CEDC. CEDC’s Board of Directors has agreed that upon receipt of certain Polish regulatory waivers, if and to the extent received, the threshold will be raised to 42.9%.

CEDC also announced that:

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William V. Carey has resigned as CEDC’s Chairman, President, Chief Executive Officer and member of CEDC’s Board of Directors; Mr. Carey has agreed to serve as a consultant to the Company during a transition period;

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David Bailey, the current Lead Director of CEDC’s Board of Directors, has been appointed Interim Chief Executive Officer. Mr. Bailey, 68, has been a director of CEDC since December 2003. He joined International Paper in 1968 and has held various levels of responsibility within that company including President IP Poland, and Managing Director Eastern Europe, including Russia. He retired from International Paper in 2008 and has opened a private consulting business for Poland and Russia. He also was Chairman of OAO Svetogorsk (Russia) and IP Kwidzyn (Poland). He also was responsible for the creation and development of the most popular tissue brand in Poland, Velvet.

•	Roustam Tariko, Founder and Chairman of Russian Standard Corporation, has been appointed by the CEDC Board of Directors as a member of the Board and as non-Executive Chairman of the Board; and

•	N. Scott Fine, a current member of CEDC’s Board of Directors, has been appointed as Lead Director of the Board.

Mr. Bailey stated: “The Board and I believe that CEDC’s alliance with Russian Standard presents a tremendous opportunity to move forward as a company. With the investment by Russian Standard having secured our ability to retire our 2013 convertible notes, we can now focus all of our energies on growing and improving our business – both through internal efforts and through our new strategic alliance with Russian Standard. This combination has multiple benefits for all involved and we are very excited about the opportunities it provides.”

He continued: “Our selection process for a permanent Chief Executive Officer will focus on candidates who know our industry and have the experience to immediately contribute to our executive team. On behalf of the entire Board, I would like to thank Bill Carey for his dedication to CEDC and to wish him all the best in his future endeavors. Thanks to Bill’s leadership as CEO from the Company’s founding, we will be building on a base as one of the world’s largest vodka producers, with a strong portfolio of brands.”

Mr. Tariko said: “I believe the strategic alliance between CEDC and Russian Standard will provide significant benefits to both companies. I look forward to contributing to CEDC’s growth and serving its stockholders in my new role as non-Executive Chairman of the CEDC Board.”

Terms of the Investment

On July 9, 2012, CEDC entered into an agreement with Roust Trading that amended and restated the securities purchase agreement dated April 23, 2012 (the “Original Securities Purchase Agreement”) between CEDC and Roust Trading. Pursuant to the Original Securities Purchase Agreement, on May 4, 2012, CEDC sold to Roust Trading (i) 5,714,286 shares (the “Initial Shares”) of Common Stock for an aggregate purchase price of $30 million, or $5.25 per share, and (ii) a debt security with a face value of $70 million (the “New Debt”), which has a stated interest rate of 3.0% and matures on March 18, 2013.

CEDC and Roust Trading agreed to amend the terms of the Original Securities Purchase Agreement as follows:

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CEDC will issue to Roust Trading as a purchase price adjustment with respect to the Initial Shares and the New Debt, and as consideration for Roust Trading’s conditional waiver of certain rights with respect to the Original Securities Purchase Agreement, up to 10 million shares of Common Stock, in three tranches issuable after the following milestones: 3 million shares following the date of the Agreements, 5 million shares following the date of the approval by shareholders of the Russian Standard transaction, and 2 million shares following the date that Roust Trading has satisfied its obligation under the amended and restated securities purchase agreement to effectively fund the redemption of any outstanding 3.0% Senior Convertible Notes due 2013 on their maturity on March 15, 2013;

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CEDC’s Board of Directors has agreed, subject to applicable blackout periods and regulatory limitations, to authorize Roust Trading to purchase an amount of shares of CEDC’s Common Stock in the market that, when added to the shares currently owned by Roust Trading and issuable to it pursuant to the transaction, would not exceed 33% of the outstanding share capital of CEDC. CEDC’s Board of Directors has agreed that upon receipt of certain Polish regulatory waivers if and to the extent received, the threshold will be raised to 42.9%;

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The interest under the debt securities to be issued by CEDC to Roust Trading that the parties had previously agreed would be payable in shares of Common Stock, will be payable in shares of Common Stock at or determined by reference to a price per share of Common Stock of $3.44 rather than $5.25 as previously agreed; and

•	The final maturity date for the New Debt will be extended to July 31, 2016 from March 18, 2013.

CEDC and Roust Trading have also entered into an amended and restated governance agreement, dated July 9, 2012 providing Roust Trading with the right to appoint 4 members to CEDC’s Board of Directors upon Roust Trading (and its affiliates) reaching 40% ownership of CEDC’s outstanding Common Stock. In addition, CEDC and Roust Trading agreed that the Nominating and Corporate Governance Committee of CEDC’s Board of Directors shall consist of a majority of directors unaffiliated with Russian Standard and that CEDC will form a Russia Oversight Committee of the CEDC Board of Directors to oversee CEDC’s operations in Russia.

Jefferies & Company, Inc. served as financial advisor to CEDC’s Board of Directors with respect to the transaction. Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisors to CEDC. Ropes & Gray LLP acted as legal advisors to Roust Trading.

Update on Financial Restatement

CEDC’s management, under the supervision and at the direction of the Audit Committee of CEDC’s Board of Directors, is continuing to review its financial statements, as announced by CEDC on its Form 8-K on June 4, 2012. Following CEDC’s announcement, the Audit Committee initiated an internal investigation regarding CEDC’s retroactive trade rebates and related accounting issues. This investigation is being conducted with the assistance of outside legal counsel retained by the Audit Committee. The Audit Committee, through its counsel, voluntarily notified the United States Securities and Exchange Commission of the investigation.

CEDC’s management has made a preliminary determination that the aggregate effect of the adjustments identified to date will result in a cumulative reduction of each of revenue and EBITDA for the period from January 1, 2010 through December 31, 2011 of approximately $49 million, primarily reflecting the fact that certain retroactive trade rebates were not properly recorded by CEDC’s principle operating subsidiary in Russia, the Russian Alcohol Group, and therefore both net revenues and accounts receivable were overstated. In addition, CEDC’s management has preliminarily determined that the adjustments identified to date will result in impairment charges of approximately $10 million. The expected effects of the restatement described above are based on currently available information. CEDC management continues to assess whether a restatement of December 31, 2009 will be required and is determining the impact of any adjustments to the previously reported March 31, 2012 financial statements. Because the Company’s accounting review and investigation are ongoing and the Audit Committee has requested a review of the matters described above, the estimates included herein are subject to change until the final restated financial statements are filed with the Commission.

About Central European Distribution Company

CEDC is one of the world’s largest producers of vodka and Central and Eastern Europe’s largest integrated spirit beverage company. CEDC produces the Green Mark, Absolwent, Zubrowka, Bols, Parliament, Zhuravli, Royal and Soplica brands, among others. CEDC exports its products to many markets around the world, including the United States, England, France and Japan.

CEDC also is a leading importer of alcoholic beverages in Poland, Russia and Hungary. In Poland, CEDC imports many of the world’s leading brands, including Carlo Rossi Wines, Concha y Toro wines, Metaxa Liqueur, Rémy Martin Cognac, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo, Jim Beam Bourbon, Sierra Tequila, Teacher’s Whisky, Campari, Cinzano, and Old Smuggler. CEDC is also a leading importer of premium spirits and wines in Russia with brands such as Concha y Toro, among others.

About Russian Standard Corporation

Russian Standard Corporation is one of Russia’s most successful private companies with business interests in premium vodka, spirits distribution, banking and insurance. Russian Standard Vodka is the global leader in authentic Russian premium vodka and the only Russian global brand with sales in over 75 markets around the world. Its 2011 sales exceeded 2.6 million 9-liter cases. Roust Inc. is one of Russia’s leading premium spirits distributors, representing such well-known brands as Gancia, Rémy Martin, Metaxa, St Remy, Cointreau, Jagermeister, Molinari, Whyte & Mackay, and Dalmore. In 2011, Russian Standard acquired a 70% stake in Gancia SPA, the legendary Italian wine-making company that created the first Italian sparkling wine. With 2000 hectares of vineyards, 5 million kilograms of grapes vinified, Gancia produces around 25 million bottles of sparkling wine, wines and aperitifs each year. Russian Standard Bank is the largest privately owned financial institution in Russia and is a leader in the Russian consumer finance market, including consumer loans and credit cards. Since 1999 the Bank has been setting new standards in consumer banking, with over 25 million clients, over US$45 billion in loans granted and 35 million credit cards issued. Russian Standard Bank is the exclusive issuer and service provider for American Express and Diners Club International cards in Russia.

Russian Standard Corporation has over 19,000 employees working in offices in Moscow, St Petersburg, New York, Paris, London and Kiev. The total assets of Russian Standard Corporation exceed US$5 billion.

Cautionary Statement about Forward-Looking Information

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements about the transaction, the future liquidity and results of CEDC following completion of the transaction, and the expected effects of the restatement. Forward looking statements are based on our knowledge of facts as of the date hereof and involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by our forward looking statements. Such risks include, among others, uncertainties regarding the timing and completion of the transaction and the satisfaction of the conditions thereto, the possibility that competing transaction proposals may be made, the risk that regulatory approvals of the transaction on the proposed terms will not be obtained on a timely basis, the risk that shareholder approval of the transaction may not be obtained, the risk that Roust Trading will fail to fund some or all of its investment in CEDC, the risk that CEDC may need to raise additional funds to repay its indebtedness after completion of the transaction, and uncertainties regarding the timing of the completion of the Audit Committee’s investigation and the restatement.

Investors are cautioned that forward looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward looking statements or to make any other forward looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2011, including statements made under the captions “Item 1A. Risks Relating to Our Business” and in other documents filed by CEDC with the Securities and Exchange Commission.

Additional Information

CEDC will file copies of the securities purchase agreement and related transaction agreements with the SEC on a Form 8-K to which investors should refer for additional information on the terms of the transaction.

In connection with the transaction, CEDC will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to stockholders of CEDC. CEDC STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. CEDC stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http:// www.sec.gov. In addition, documents filed by CEDC are available at the SEC’s public reference room located at 100F Street, N.E. Washington, D.C. 20594. CEDC stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request to James Archbold, Vice President, at 3000 Atrium Way, suite 265, Mt. Laurel, NJ 08054, telephone (856) 273-6980 or from CEDC’s website, www.cedc.com.

CEDC and certain of its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the transaction under the rules of the SEC. Information about the directors and executive officers of CEDC is included in the amendment to CEDC’s Annual Report on Form 10-K/A filed with the SEC on April 30, 2012 and current reports on Form 8-K filed with the SEC. Shareholders may obtain additional information regarding the interests of CEDC and its directors and executive officers in the transaction, which may be different than those of CEDC shareholders generally, by reading the proxy statement and other relevant documents regarding the transaction, when filed with the SEC.

Contact

Jim Archbold

Investor Relations Officer

Central European Distribution Corporation

856-273-6980

Sitrick And Company

212-573-6100

Michael Sitrick

Mike_Sitrick@Sitrick.com

Lance Ignon

Lance_Ignon@Sitrick.com

Anna Załuska

Corporate PR Manager

Central European Distribution Corporation

48-22-456-6061

Oleg Yegorov

Russian Standard Corporation

7-495-967-0990

***

Appendix C

Appendix C

EXECUTION VERSION

AMENDED AND RESTATED

VOTING AGREEMENT

AMONG

ROUST TRADING LTD.

AND

THE OTHER PARTIES HERETO

Dated as of July 9, 2012

This AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”), is entered into as of July 9, 2012, by and among Roust Trading Ltd., a Bermuda company, with its registered office at 25 Belmont Hills Drive, Warwick WK 06, Bermuda (the “Investor”), William Carey (“Stockholder”), and, solely for the purposes of Section 4.7 hereof, Central European Distribution Corporation, a Delaware corporation, with its registered office at 1013 Centre Road, Wilmington, New Castle County, Delaware 19805 (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Amended and Restated Securities Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, on April 23, 2012, Investor and the Company entered into a Voting Agreement (the “Original Voting Agreement”) in connection with the Securities Purchase Agreement between Investor and the Company dated as of the same date thereof (the “Original Securities Purchase Agreement”);

WHEREAS, on May 4, 2012, the Initial Closing under the Original Securities Purchase Agreement occurred and the Company sold, and Investor or an Affiliate thereof purchased from the Company as an investment in the Company, for an aggregate purchase price of $100,000,000, (i) 5,714,286 shares (the “Initial Shares”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”), at a subscription price of $5.25 per share in cash, and (ii) a debt instrument structured to be clearable through Euroclear S.A./N.V. with a face value of $70,000,000 (the “New Debt”);

WHEREAS, Investor and the Company are entering into an Amended and Restated Securities Purchase Agreement, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the “Amended and Restated Securities Purchase Agreement”), that contemplates, among other things, the issuance by the Company of Common Stock and certain notes to Investor or an affiliate thereof, the issuance of certain other notes to Investor or an affiliate of Investor (the proceeds of which will be used by the Company to repurchase the Company’s 3.00% Convertible Senior Notes due 2013 held by Investor or an affiliate of Investor) and the provision of a support arrangement by Investor or an affiliate of Investor to the Company in respect of the Company’s 3.00% Convertible Senior Notes due 2013 not held by Investor or an affiliate thereof, each on the terms and subject to the conditions set forth in the Amended and Restated Securities Purchase Agreement;

WHEREAS, as of the date hereof, Stockholder is the record and/or beneficial owner of the number of shares of Common Stock set forth on Attachment A hereto (together with any shares of Common Stock or other voting capital stock of the Company acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, collectively, the “Owned Shares”);

WHEREAS, as a condition to the willingness of Investor to enter into the Amended and Restated Securities Purchase Agreement, Investor has required that Stockholder agree, and in order to induce Investor to enter into the Amended and Restated Securities Purchase Agreement, Stockholder is willing, to enter into this Agreement; and

WHEREAS, this Agreement amends, supersedes and restates the Original Voting Agreement in all respects.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Agreement to Vote; Irrevocable Proxy; Non-Solicitation Provisions; Disclosure Obligations.

1.1. Agreement to Vote. Stockholder shall, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, cause the Owned Shares to be counted as present for purposes of establishing a quorum and be present (in person or by proxy) and vote or consent (or cause to be voted or consented) all of the Owned Shares (i) in favor of the Company Stockholder Approval (as defined in the Amended and Restated Securities Purchase Agreement) and any actions reasonably required in furtherance thereof, (ii) against any other proposal that would reasonably be expected to impede, frustrate, prevent or nullify the Amended and Restated Securities Purchase Agreement or the transactions contemplated thereby, and (iii) in favor of the other matters specified in Section 8.1(a) of the Amended and Restated Securities Purchase Agreement. The voting covenant set forth in this Section 1.1 and the proxy granted pursuant to Section 1.2 of this Agreement shall not be effective for any other purpose and Stockholder retains the right to vote in any manner on all other matters.

1.2. Irrevocable Proxy. Solely with respect to the matters described in Section 1.1, Stockholder hereby irrevocably appoints Investor (or any nominee of Investor) as Stockholder’s lawful agent, attorney and proxy with full power of substitution and resubstitution, for and in the name, place and stead of Stockholder, to the full extent of Stockholder’s voting rights with respect to Stockholder’s Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all Stockholder’s Owned Shares solely on the matters, and in the manner, described in Section 1.1, and in accordance herewith. Stockholder hereby revokes any proxies previously granted that would otherwise conflict with the proxy contemplated pursuant to this Section 1.2 and agrees to execute any further agreement, form, notice or other such requirement reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Stockholder hereby acknowledges that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Amended and Restated Securities Purchase Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further acknowledges that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all things or acts that such irrevocable proxy may lawfully do or cause to be done by virtue hereof to the extent consistent with this Agreement. To the extent that Stockholder is the beneficial but not the record owner of any Owned Shares, Stockholder shall cause the record owner of any such Owned Shares to vote and grant a proxy with respect to Owned Shares in the same manner as described above.

1.3. Disclosure Obligations. Investor shall discharge any reporting obligations laid down in Articles 69 and 69a of the Polish Act of 29 July 2005 on Public Offering, Conditions Governing the Introduction of Financial Instruments to Organized Trading, and Public Companies (the “Polish Public Offering Act”) by sending a notification to the Company and the Polish Financial Supervision Authority in connection with the fact that Stockholder and Investor together with certain other entities are found to be concert parties in the meaning of Article 87.1.5 and/or 87.1.6 of the Polish Public Offering Act. Any such notification shall be submitted by Investor within the deadline mentioned in Article 69.1 of the Polish Public Offering Act and shall contain all information required under Article 69.4-5 and/or 69a.2, as applicable, of the Polish Public Offering Act. For the avoidance of doubt, the obligations to be assumed by Investor under this Section 1.3 shall be treated as an indication as referred to in Article 87.3 of the Public Offering Act. Stockholder (i) acknowledges that Investor will rely on information provided by Stockholder in this Agreement, and that may otherwise be provided by Stockholder to Investor with the explicit purpose of being included in notifications delivered by Investor under the Polish Public Offering Act, in making notifications provided under the Polish Public Offering Act, (ii) represents and warrants to Investor that the information referred to in clause (i) above is and will be accurate and (iii) agrees that Investor shall have no liability for the inaccuracy of the information referred to in clause (i) above.

2. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Investor as follows:

2.1. Due Organization. Stockholder, if a corporation or other entity, has been duly organized, is validly existing and is in good standing under the laws of the jurisdiction of its formation or organization (to the extent the concept of good standing applies).

2.2. Power; Due Authorization; Binding Agreement. Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles. Stockholder represents that any proxies previously granted in respect of the Owned Shares are not irrevocable.

2.3. Ownership of Shares. As of the date hereof, the Owned Shares set forth opposite Stockholder’s name on Attachment A hereto are, and any Owned Shares acquired after the date hereof will be, owned of record and/or beneficially by Stockholder in the manner reflected thereon and include all of the Owned Shares owned of record and/or beneficially by Stockholder or an affiliate of Stockholder. Stockholder has (and, with respect to shares acquired after the date hereof, will have) the sole power to vote (or cause to be voted or consents to be executed), the sole power to issue instructions with respect to matters set forth in this Agreement and the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares with no limitations, qualifications or restrictions on such rights, subject to (a) applicable securities laws and the terms of this Agreement and (b) if Stockholder is a married individual and resides in a State with community property laws, the community property interest of his or her spouse to the extent applicable under such community property law, in which case such spouse has executed and delivered to Investor a spousal consent hereto.

2.4. No Conflicts. The execution and delivery of this Agreement by Stockholder does not, and the performance of the terms of this Agreement by Stockholder will not, (a) require Stockholder to obtain a permit from, or the authorization, consent or approval of, or make any filing with or notification to, any governmental authority other than as set forth in Section 1.3 above and in any of the Operative Agreements, (b) require the consent or approval of any other person or entity pursuant to any agreement, obligation or instrument binding on Stockholder or his, her or its properties and assets, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or the Owned Shares may be bound or (d) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Stockholder or pursuant to which any of his, her or its properties or assets are bound. The Owned Shares are not, and with respect to Owned Shares acquired after the date hereof will not be, subject to any other agreement (including any voting agreement, stockholders agreement, irrevocable proxy or voting trust) that would adversely affect the ability of Stockholder to perform its, his or her obligations hereunder.

2.5. No Encumbrances. The Owned Shares and the certificates representing such shares are now, and at all times during the term of this Agreement will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all encumbrances, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever that would adversely affect the ability of Stockholder to perform its, his or her obligations hereunder.

2.6. Absence of Litigation. There are no actions or lawsuits pending or, to the knowledge of Stockholder threatened, against or affecting Stockholder before or by any court or governmental authority that could reasonably be expected to impair the ability of Stockholder to perform his, her or its obligations hereunder.

2.7. Other Holdings. None of Stockholder’s subsidiaries or related parties (as defined in Section 4.4 below) owns or has any interest in or has agreed to acquire shares of Common Stock or any voting rights attaching thereto. None of such persons is party to any agreement or understanding (whether or not legally enforceable) referred to in Article 87.1.5 and/or 87.1.6 of the Polish Public Offering Act nor has accepted any proxy referred to in Article 87.1.4 of the Polish Public Offering Act.

3. Representations and Warranties of Investor. Investor hereby represents and warrants to Stockholder as follows:

3.1. Power; Due Authorization; Binding Agreement. Investor is a company duly organized, validly existing and in good standing (to the extent the concept of good standing applies) under the laws of Bermuda. Investor has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Investor of the transactions contemplated hereby have been duly and validly authorized by all necessary actions on the part of Investor, and no other proceedings on the part of Investor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Investor and constitutes a valid and binding agreement of Investor, except that enforceability may be subject to general principles of equity.

3.2. No Conflicts. The execution and delivery of this Agreement by Investor does not, and the performance of the terms of this Agreement by Investor will not, (a) require Investor to obtain the consent or approval of, or make any filing with or notification to, any governmental authority other than as set forth in Section 1.3 above and in any of the Operative Agreements, or (b) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Investor or pursuant to which any of its or its subsidiaries’ property or assets are bound.

4. Certain Covenants of Stockholder.

4.1. Restriction on Transfer. Stockholder shall not, other than as may be required by a court order, (a) directly or indirectly sell, transfer, pledge, hypothecate, encumber (except as set forth on Attachment A or as a result of this Agreement), assign or otherwise dispose of (including, without limitation, by gift, merger, consolidation or reorganization), or enter into any contract, option or other agreement providing for the sale, transfer, pledge, hypothecation, encumbrance, assignment or other direct or indirect disposition of or any interest in, or limitation on the voting rights of, or otherwise transfer (any such foregoing action, a “Transfer”) any of the Owned Shares, (b) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all of the Owned Shares or any interest therein, (c) grant any proxies or powers of attorney or other authorization in or with respect to the Owned Shares, deposit any Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Owned Shares or (d) take any other action, that would in any way restrict, limit or interfere with the performance of its obligations hereunder. The foregoing restrictions on Transfer do not prohibit exercise by Stockholder of any stock option of the Company. If any involuntary Transfer of any of the Owned Shares occurs (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale or any sale or transfer by operation of law, including, without limitation, by will or intestacy), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and covenants under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Any Transfer in violation of this Section 4.1 shall be void.

4.2. No Additional Acquisitions. Without prejudice to any obligations which Stockholder may have under any applicable laws (including but not limited to any insider dealings rules), until valid termination of this Agreement, Stockholder shall not directly or indirectly, either alone or together with any other person, without Investor’s prior written consent:

4.2.1.	acquire, or cause another person to acquire any shares of Common Stock or beneficial ownership thereof or any other interest therein;

4.2.2.	enter into an agreement or understanding (whether or not legally enforceable) or do or omit to do any act as a result of which Stockholder or any of Stockholder’s subsidiaries or related persons (as defined in Section 4.4 below) may acquire any shares of Common Stock or beneficial ownership thereof or any other interest therein;

4.2.3.	enter into an agreement or understanding (whether or not legally enforceable) referred to in Article 87.1.5 and/or 87.1.6 of the Polish Public Offering Act; or

4.2.4.	accept any proxy referred to in Article 87.1.4 of the Polish Public Offering Act.

4.3. Stockholder shall ensure that each of Stockholder’s subsidiaries and its related persons (as defined in Section 4.4 below) complies with Section 4.2.

4.4. For the purposes of Sections 2.7, 4.2, 4.3 and 4.5, “subsidiary” shall have the meaning ascribed to this term in the Polish Public Offering Act, and the term “related persons” shall refer to those persons specified in Article 87.4 of the Polish Public Offering Act.

4.5. Additional Shares. Without prejudice to Stockholder’s obligations under Section 4.2, Stockholder hereby agrees that any shares of Common Stock acquired of record and/or beneficially by Stockholder after the date hereof shall be subject to the terms of this Agreement as though owned by Stockholder on the date hereof. Stockholder shall notify Investor as promptly as practicable (and in any event within 48 hours) in writing of (i) any proposed acquisition by itself and/or subsidiaries or related persons (as defined in Section 4.4 above) of new shares of Common Stock, beneficial ownership thereof or any other interest therein, (ii) the number of any additional Owned Shares of which Stockholder acquires beneficial ownership by itself and/or subsidiaries or related persons (as defined in Section 4.4 above) on or after the date hereof and (iii) any proposed permitted Transfer contemplated in Section 4.1 of the Owned Shares, beneficial ownership thereof or any other interest therein.

4.6. No Limitations on Actions. Stockholder signs this Agreement solely in his, her or its capacity as the record and/or beneficial owner, as applicable, of the Owned Shares; this Agreement shall not limit or otherwise affect the actions of Stockholder in any other capacity, including such person’s capacity, if any, as an officer of the Company or a member of the Board of Directors of the Company; and nothing herein shall limit or affect the Company’s rights in connection with the Amended and Restated Securities Purchase Agreement.

4.7. No Contrary Transfer; Change in Common Stock. Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, and the Company shall not recognize any such transfer, unless such transfer is made in compliance with this Agreement. The Company shall inform Investor in writing of any requests to transfer (book-entry or otherwise) any certificate or uncertified interest representing any of the Owned Shares for until this Agreement is terminated pursuant to Section 5.1. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Owned Shares” as used in this Agreement shall refer to and include the Owned Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Owned Shares may be changed or exchanged or which are received in such transaction.

5. Miscellaneous.

5.1. Termination of this Agreement. This Agreement shall terminate upon the earliest to occur of (i) any amendment to the Amended and Restated Securities Purchase Agreement effected without the consent of Stockholder that alters the terms of the transactions contemplated thereby in a manner that is material and adverse to the Company’s stockholders other than Investor and its affiliates, (ii) the first Business Day following the date on which the Company Stockholder Approval shall have been obtained, (iii) termination of the Amended and Restated Securities Purchase Agreement by any party thereto in accordance with its terms and (iv) December 31, 2012. In addition, this Agreement may be terminated by Investor at any time following notice of such termination to Stockholder and the Company in accordance with Section 5.6 and reasonable good faith consultation with the Company in respect of such termination.

5.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

5.3. Non-Survival. The representations and warranties made herein shall not survive the termination of this Agreement.

5.4. Entire Agreement; Assignment. This Agreement and the agreements referred to herein constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto and shall be binding upon and inure solely to the benefit of each party hereto.

5.5. Amendments. This Agreement may not be amended, altered, supplemented, waived or otherwise modified except upon the execution and delivery of a written agreement executed by each of the parties hereto.

5.6. Notices. Any notice, request, claim, demand and other communication required to be given hereunder shall be in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Stockholder: to Stockholder’s last known address and fax number on record with the Company.

If to Investor, to it at:

Roust Trading Ltd.
25 Belmont Hills Drive
Warwick WK 06, Bermuda
Attention:	Wendell M. Hollis

with copy to:

Ropes & Gray LLP
One Metro Center
700 12th Street, NW, Suite 900
Washington, DC 20005-3948
Attention:	James Myers
Facsimile:	+1 (202) 383-8349

and

Ropes & Gray LLP
The Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Attention:	Christopher Comeau
Facsimile:	+1 (617) 951-7050

If to the Company, to it at:

Central European Distribution Corporation
Bobrowiecka 6
00-728 Warsaw
Poland
Attention:	David Bailey
Facsimile:	+48 22 456 60 01

with a copy to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank St., Canary Wharf
London E14 5DS
UK
Attention:	Scott Simpson, Esq.
Facsimile:	+44 20 7519 7070

and, subject to the provision in this Section 5.6 above, such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 5.6; provided, that such notification shall only be effective on the date specified in such notice or two Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

5.7. Governing Law.

5.7.1.	This Agreement shall be governed by and construed in accordance with the internal, procedural and substantive laws of the State of New York without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

5.7.2.	Each of the parties hereto irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in the State of New York and the state courts in the State of New York, in all cases, located in the Borough of Manhattan, and all appellate courts relating thereto, for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

5.8. Specific Performance. Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an “Irreparable Breach”). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief. Such remedies shall not be the parties’ exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

5.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission or by scan and exchange of signatures by email.

5.10. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.12. No Obligation to Exercise Options. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall obligate Stockholder to exercise any stock option of the Company or other right to acquire shares of Common Stock.

5.13. Further Assurances. From time to time, at another party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including without limitation with respect to the provision of information necessary to make the notifications contemplated by Section 1.3).

5.14. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.15. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

5.16. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

5.17. Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the cost or expense.

5.18. Costs of Enforcement. In the event that legal proceedings are commenced by any party to this Agreement against any other party to this Agreement in connection with this Agreement, the non-prevailing party in such proceedings shall pay the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

5.19. Amendment and Restatement. This Agreement amends, supersedes and restates the Original Voting Agreement in all respects.

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IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Voting Agreement to be duly executed as of the day and year first above written.

ROUST TRADING LTD.

By:
	Name:	Wendell M. Hollis
	Title:	Director

By:
	Name:	Dana Bean
	Title:	Secretary

VOTING AGREEMENT SIGNATURE PAGE

STOCKHOLDER

William Carey

CENTRAL EUROPEAN
DISTRIBUTION CORPORATION
(solely for purposes of Section 4.7)

By:
	Name:	David Bailey
	Title:	Interim Chief Executive Officer

VOTING AGREEMENT SIGNATURE PAGE

ATTACHMENT A

Details of Ownership

Shares	Entity or Individual Name

4,089,846	William Carey